FEE REDUCTION AGREEMENT

This FEE REDUCTION AGREEMENT is made as of September 15, 2025 by F/M INVESTMENTS, LLC (“F/M”).

WHEREAS, The RBB Fund, Inc. (the “Fund”) is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and the F/m Ultrashort Treasury Inflation-Protected Security (TIPS) ETF (the “Portfolio”) is a series thereof; and

WHEREAS, F/M serves as the investment adviser to the Portfolio pursuant to an Investment Advisory Agreement dated February 14, 2025 (the “ Agreement”), as amended; and

WHEREAS, F/M desires to make a reduction of its contractual unitary management fee rate under the Agreement for the Portfolio; and

WHEREAS, F/M represents that the quality and quantity of its services under the Agreement will not be affected by this Fee Reduction Agreement and that its obligations under the Agreement will remain unchanged in all respects.

NOW, THEREFORE, for good and valuable consideration receipt of which is hereby acknowledged, F/M, intending to be legally bound, agrees as follows:

1. Effective on the date hereof, F/M reduces its contractual unitary management fee rate under the Agreement for the Portfolio as follows:

For the services provided and the expenses assumed by F/M pursuant to the Agreement, the Fund will pay to F/M, as full compensation therefor, a fee at the following annual rate of the Portfolio’s average net assets, which fee will be computed based on the net assets of the Portfolio on each day and will be paid monthly:

PORTFOLIO	FEE RATE %
F/m Ultrashort Treasury Inflation-Protected Security (TIPS) ETF	0.17%

2. Any future amendment to increase or otherwise reinstate the contractual unitary management fee rate under the Agreement for the Portfolio as in effect prior to the date hereof must be approved by the shareholders of the Portfolio as and to the extent required by the 1940 Act.

3. This Fee Reduction Agreement shall be attached to and made a part of the Agreement.

4. The Agreement shall continue in full force and effect as modified hereby.

IN WITNESS WHEREOF, F/M has caused this instrument to be executed by its officers designated below as of the day and year first above written.

F/M INVESTMENTS, LLC

By:	/s/ Alison Miller
Alison Miller
CCO & Deputy General Counsel

ACCEPTED AND AGREED:

THE RBB FUND, INC.

By:	/s/ Steven Plump
Steven Plump
President